NEAH Power Systems to Provide Energy Solutions

For Global Security and Defense Market

Enters into Teaming Agreement for Global Business Development and System Integration, and Negotiations Related to Product Distribution and Sales with Clear Path Technologies, Inc.

Bothell, WA (June 5, 2015) – NEAH Power Systems, Inc. (OTCBB: NPWZ) (the “Company”) and Clear Path Technologies (‘Clear Path’) announced today that they have entered into a Teaming Agreement for business development and system integration, and a Memorandum of Understanding (MOU) for the distribution, resale, and support of the Company’s products, including its Formira HODTM (Hydrogen On Demand) fuel cell to the growing global security and defense market.

The main focus of business development effort undertaken with the Teaming Agreement is to jointly pursue security and defense business with the U.S. Department of Defense, U.S. Department of Homeland Security and U.S. Department of Energy, as well as with foreign government counterparts within regions where Clear Path has established strong relationships, including the Middle East, Africa and Asia Pacific Region.  Under the Teaming Agreement, Clear Path has also agreed to support NEAH Power with expert systems integration, engineering, technical and operational support.

The MOU entered into by NEAH Power and Clear Path provides the framework and terms by which a Distribution and Reseller Agreement will be executed.    Said agreement will include definitive terms related to the distribution, sales, marketing and support of NEAH Power’s products in select regions and is expected to provide NEAH Power with expansive distribution and sales channels and high-level access to governmental agencies and commercial end users.

“We are excited to team with Clear Path to develop and support new commercial opportunities in the U.S. Government and in geographical regions in which we are not currently actively engaged,” said Dr. Chris D’Couto, President and CEO of Neah Power Systems, Inc. “With their expert management, strong commercial presence, unique system integration capabilities, and valuable geographical footprint, I am confident that together we will build relationships and the distribution and sales infrastructure that will establish a global market for NEAH Power’s products.”

As part of this collaboration, Clear Path has already identified substantial demand for NEAH Power’s product offerings for remote power applications in homeland defense projects through the Middle East, Asia-Pacific and East Africa, and humanitarian efforts such as refugee camps and natural disaster response.  Clear Path will work with NEAH Power to deliver a robust, reliable fuel cell system that will tolerate the conditions that systems experience in forward positions located in challenging environmental conditions, such that security and defense customers can unconditionally connect communications equipment, shelters, and control and surveillance electronics to NEAH Power’s systems.

“Based on feedback from some of the most experienced specialist and system engineers, we see NEAH’s Formira HODTM as an ideal, cost-effective, logistically viable solution for providing dependable remote power,” stated Roger Spillmann, President and CEO of Clear Path Technologies, Inc.  “I believe NEAH’s fuel cell technology provides the most energy dense solution to power advanced, mission-critical sensor platforms that employs a safe liquid fuel which is readily available and can be easily transported, with less frequency. This makes it an optimal energy source to provide highly-dependable, portable, power in remote off-grid areas, notwithstanding addressing the power requirements of other military and commercial applications”

“In military applications, for example, the Formira HODTM will have a very significant impact and not only improve force protection by powering advanced sensors and equipment otherwise unavailable for lack of sufficient power, but also address the high expense, and control the risk of supply chain failure, that comes with frequent transporting of fuel to forward positions,” added Roger Spillmann. “For this reason alone, we believe the Formira HODTM system will result in more successful missions and prove invaluable to our customers.”

About Neah Power Systems, Inc

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. For more information visit www.neahpower.com.

About Clear Path Technologies, Inc.

Clear Path Technologies is a leader in advanced detection and identification sensors, and manufacturers of portable and robot-borne detectors incorporating its Atometry technology, which allow for non-invasive, non-destructive confirmatory detection of threat materials and other illicit substances.  Clear Path’s Security Solutions Group provides customers with comprehensive security consulting, system design, training and support services.  CPT Security Solutions comprises industry leading security and defense consultants, engineers and technologists. Clear Path’s team includes experts in military, commercial, and industrial solutions, with each security consultant having 20+ years of global experience in system design and systems integration.  For more information visit http://www.clear-path-tech.com/

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For more information please contact the Company at

David Schmidt, Acting Principal Financial Officer

dschmidt@neahpower.com

425-424-3324 ext. 110